AMENDMENT DATED MAY 12, 2004
                         TO THE BYLAWS OF
                    FRANKLIN HIGH INCOME TRUST
                           (THE "TRUST")

WHEREAS, Article IX, Section 2 of the Bylaws provides that the
Bylaws may be amended by the Board of Trustees; and

WHEREAS, by resolution dated May 12, 2004, the Board of Trustees unanimously authorized the Bylaws to be amended as set forth below.

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1. The first sentence of Article V, Section 1 is replaced in its entirety as follows:

      The officers of the Trust shall be a Chief Executive
      Officer - Investment Management, a Chief Executive
      Officer - Finance and Administration, a President, a
      Secretary, a Chief Financial Officer and Chief
      Accounting Officer, and a Treasurer.

2. Article V, Section 10 is removed and the remaining Sections of Article V are renumbered accordingly.

3.    The following sections are added to Article V:

      Section 12.  CHIEF FINANCIAL OFFICER AND CHIEF
      ACCOUNTING OFFICER. The Chief Financial Officer and
      Chief Accounting Officer shall, whenever required by the Board of Trustees, render or cause to be rendered financial statements of the Trust; supervise the investment of its funds as ordered or authorized by the Board, taking proper vouchers therefor; provide assistance to the Audit Committee of the Board and report to such Committee as necessary; be designated as principal accounting officer/principal financial officer for purposes of ss. 32 of the 1940 Act, ss. 302 of the Sarbanes Oxley Act of 2002 and ss. 6 of the Securities Act of 1933; shall keep and maintain or cause to be kept and maintained adequate and correct books and records of accounts of the properties and business transactions of the Trust (and every series and class thereof), including accounts of assets, liabilities, receipts, disbursements, gains, losses, capital retained earnings and shares; shall have the power and authority to perform the duties usually incident of his office and those duties as may be assigned to him from time to time by the Board; and shall render to the Chief Executive Officer - - Finance and Administration and the Board, whenever they request it, an account of all of his transactions as Chief Financial Officer and Chief Accounting Officer and of the financial condition of the Trust.

      Section 13. TREASURER. The Treasurer shall be responsible for the general supervision over the care and custody of the funds, securities, and other valuable effects of the Trust and shall deposit the same or cause the same to be deposited in the name of the Trust in such depositories as the Board of Trustees may designate; shall disburse the funds of the Trust as may be ordered by the Board of Trustees; shall have supervision over the accounts of all receipts and disbursements of the Trust; disburse the funds of the Trust; shall have the power and authority to perform the duties usually incident of his office and those duties as may be assigned to him from time to time by the Board or by the Chief Financial Officer and Chief Accounting Officer; and shall render to the Chief Financial Officer and Chief Accounting Officer and the Board, whenever they request it, an account of all of his transactions as Treasurer.

Adopted and approved as of May 12, 2004 pursuant to authority delegated by the Board of Trustees.


/s/ STEVEN J. GRAY
 [Signature]

  Steven J. Gray
 [Name]

  Assistant Secretary
 [Title]